AGREEMENT AND PLAN OF MERGER

dated as of April 29, 2004

by and among

ONESOURCE INFORMATION SERVICES, INC.,

OSIS ACQUISITION CORP.

and

INFOUSA INC.

TABLE OF CONTENTS

ARTICLE 1 - THE OFFER AND MERGER		1
1.01	The Offer and Merger	1
1.02	Effective Time	4
1.03	Effects of the Merger	4
1.04	Certificate of Incorporation and Bylaws of the Surviving Corporation	4
1.05	Directors	4
1.06	Officers	4
1.07	Closing	4
1.08	Additional Actions	5
ARTICLE 2 - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB		5
2.01	Effect on Shares of Capital Stock	5
2.02	Options; Stock Option Plans; Rights	6
2.03	Payment for Common Shares and Options in the Merger	7
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
3.01	Organization and Standing	9
3.02	Subsidiaries	9
3.03	Corporate Power and Authority	10
3.04	Capitalization of the Company	10
3.05	Conflicts, Consents and Approvals	11
3.06	No Material Adverse Effect	11
3.07	Company SEC Documents	11
3.08	Taxes	12
3.09	Compliance with Law	13
3.10	Intellectual property	14
3.11	Title to and Condition of Properties	17
3.12	Litigation	17
3.13	Proxy Statements	17
3.14	Brokerage and Finder's Fees; Expenses	18
3.15	Employee Benefit Plans	18
3.16	Contracts	20
3.17	Labor Matters	21
3.18	Undisclosed Liabilities	21
3.19	Operation of the Company's Business; Relationships	22
3.20	Permits; Compliance	22
3.21	Environmental Matters	22
3.22	Opinion of Financial Advisor	23
3.23	Special Committee and Board Recommendation	23
3.24	Vote Required	23
3.25	Related Party Transactions	23
3.26	Takeover Statutes; Rights Plan	23
3.27	NASDAQ Qualification	23
3.28	Insurance	23
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT		24

4.01	Organization and Qualification	24
4.02	Charter Documents and Bylaws	24
4.03	Authority Relative to this Agreement	24
4.04	No Violation; Required Filings and Consents	25
4.05	Litigation	25
4.06	Parent SEC Reports	25
4.07	Financial Arrangements	26
4.08	Brokers	26
ARTICLE 5 - COVENANTS		26
5.01	Interim Operations	26
5.02	Preparation of the Proxy Statement; Stockholders Meeting;
	Merger without a Stockholders Meeting	29
5.03	Filings and Consents	30
5.04	Access to Information	30
5.05	Notification of Certain Matters	31
5.06	Public Announcements	31
5.07	Indemnification; Directors' and Officers' Insurance	31
5.08	Further Assurances; Reasonable Best Efforts	33
5.09	Stock Options	33
5.10	Company SEC Documents	33
5.11	No Solicitation	33
5.12	Delisting	35
5.13	Financing Cooperation	35
5.14	Stockholder Litigation	35
5.15	Option to Acquire Additional Shares	35
5.16	Directors	37
ARTICLE 6 - CONDITIONS TO CONSUMMATION OF THE MERGER		38
6.01	Conditions to the Obligations of Each Party	38
ARTICLE 7 - TERMINATION		38
7.01	Termination by Mutual Consent	38
7.02	Termination by Merger Sub, Parent or the Company	39
7.03	Termination by the Company	39
7.04	Termination by Merger Sub or Parent	39
7.05	Payment of Fees and Expenses	40
7.06	Effect of Termination	41
ARTICLE 8 - MISCELLANEOUS		41
8.01	Third-Party Beneficiaries	41
8.02	No Survival	41
8.03	Modification or Amendment	41
8.04	Entire Agreement; Assignment	41
8.05	Validity	42
8.06	Notices	42
8.07	Governing Law	43
8.08	Descriptive Headings	43
8.09	Counterparts	43
8.10	Certain Definitions	43
8.11	Specific Performance	44

ii

8.12	Extension; Waiver	44
8.13	Severability	44
8.14	Submission to Jurisdiction	44

iii

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2004, is entered into by and among OneSource Information Services, Inc., a Delaware corporation (the “Company”), OSIS Acquisition Corp., a Delaware corporation (the “Merger Sub”), and infoUSA Inc., a Delaware corporation (“Parent”). Merger Sub is a wholly owned direct subsidiary of Parent.

RECITALS

     A. The respective boards of directors of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

     B. In furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company at a purchase price of $8.85 per share, net to seller in cash, without interest on the terms and subject to the conditions set forth in this Agreement.

     C. The respective boards of directors of each of Company, Parent and Merger Sub have approved the merger of Merger Sub with and into the Company following the consummation of the above-described tender offer, on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s common stock not owned by Company, Parent, or Merger Sub, or with respect to which the holder thereof has not properly asserted appraisal rights under Delaware General Corporation Law (“DGCL”), shall be converted into the right to receive $8.85 in cash.

     D. To induce Parent and Merger Sub to enter into this Agreement, the Company has agreed to amend its Rights Agreement, as amended to date, to allow for the transactions contemplated by this Agreement.

     E. To induce Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have executed stockholder support agreements with Parent contemporaneously herewith.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

THE OFFER AND MERGER

     1.01 The Offer and Merger.

          (a) Provided that none of the events set forth in the Annex A hereto shall have occurred and be continuing, as promptly as practicable and in any event within five (5) business days hereof, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), an offer to purchase (the “Offer”) all outstanding shares of the common stock of the Company, par value $.01 per share (the “Common Shares”) at a price of $8.85 per share, net to the seller in cash (the “Offer Consideration”). The obligations of Parent and Merger Sub to commence the Offer, consummate the Offer, accept for payment and pay for Common Shares validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth on Annex A hereto.

          (b) Parent and Merger Sub expressly reserve the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (and Parent shall not cause Merger Sub to) (i) decrease the Offer Consideration or change the form of consideration therefor or decrease the number of Common Shares sought pursuant to the Offer, (ii) change the conditions to the Offer set forth in Annex A hereto in a manner materially adverse to the holders of Common Shares, (iii) impose material conditions to the Offer in addition to those set forth in Annex A, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Common Shares which would constitute at least 51% of the Common Shares outstanding on a fully-diluted basis on the date of purchase (“on a fully-diluted basis” means, as of any date, the number of Common Shares outstanding, together with Common Shares which the Company may be required to issue pursuant to obligations outstanding and exercisable at that date under employee stock option or similar benefit plans, warrants or otherwise, but excluding the Parent Stock Option and any options and similar rights the exercise price of which is greater than the Offer Consideration) (the “Minimum Condition”), (v) extend the expiration date of the Offer (except as set forth in the following sentence), or (vi) amend any term of the Offer in any manner adverse to holders of Common Shares; provided, however, that, except as set forth above, Merger Sub may waive any other condition to the Offer in its sole discretion. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Common Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Common Shares promptly after acceptance; provided further, that (x) Merger Sub may extend the Offer for successive extension periods not in excess of 15 business days in the aggregate if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such times as such conditions are satisfied or waived, and Merger Sub agrees to extend the offer for at least 2 successive extension periods of 5 business days each if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such times as such conditions are satisfied or waived, (y) if, at the scheduled expiration date of the Offer or any extension thereof, the conditions to the Offer have been satisfied, but there have been validly tendered and not withdrawn a number of Common Shares which represents fewer than 90% of the number of Common Shares outstanding on a fully-diluted basis as of such date, then the Merger Sub may extend the Offer for successive extension periods not in excess of 3 business days each, not to exceed 20 business days in the aggregate, for the purpose of reaching a number of Common Shares which represents greater than 90% of the number of Common Shares outstanding on a fully-diluted basis as of the expiration date of such extension period, and (z) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The initial expiration date of the Offer shall be 20 business days from the commencement of the Offer.

          (c) Subject to Merger Sub’s compliance with Rule 14d-11 promulgated under the Exchange Act, after the acceptance for payment, and payment for, all Common Shares validly tendered and not withdrawn pursuant to the Offer on the expiration date of the Offer, as determined in accordance with Section 1.01(b) above, Merger Sub may extend the Offer for a further period of time, by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act, of not more than 20 business days to meet the objective (which is not a condition to the Offer) that on or prior to the expiration of such subsequent offering period, Merger Sub shall have accepted for payment and paid for a number of Common Shares, which together with any Common Shares then owned by Parent and Merger Sub and any Parent Option Shares issuable to Parent upon exercise of the Parent Stock Option described in Section 5.15, represents at least 90% of the Common Shares outstanding on a fully-diluted basis on the date of purchase.

          (d) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO promulgated under Section 14(d)(1) of the Exchange Act (the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other Laws (as defined herein), and shall conform in all material respects with the requirements of the Exchange Act and any other Laws; provided, however, that no agreement or representation hereby is made or shall be made by Parent or Merger Sub with respect to information supplied by the Company in writing expressly for inclusion in, or with respect to Company information derived from the Company’s public filings with the SEC that is included or incorporated by reference in, the Offer Documents, (ii) deliver a copy of the Schedule TO to the Company at its principal executive office, (iii) give telephonic notice and mail to the National Association of Securities Dealers, Inc. (the “NASD”) a copy of the Schedule TO in accordance with Rule 14d-3 promulgated under the Exchange Act, and (iv) mail the Offer Documents to the holders of Common Shares. Parent, Merger Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Common Shares, in each case as and to the extent required by Law. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other Law. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

          (e) The Company hereby consents to the Offer and agrees to file with the SEC simultaneously with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing the recommendation of the board of directors of the Company (the “Company Board”) based on the recommendation of a special committee of the Company Board (the “Special Committee”) in favor of the approval of the Offer and the Merger (as defined below) by the stockholders of the Company and otherwise complying with Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other Law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other Law. The Company, Parent and Merger Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Common Shares, in each case as and to the extent required by Law. Parent, Merger Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company shall promptly furnish, or cause its transfer agent to furnish, Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Common Shares as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Common Shares. Subject to the requirements of Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, in accordance with its terms, shall deliver promptly to the Company all copies of such information then in their possession or under their control.

          (f) At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the DGCL, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

     1.02 Effective Time. As soon as practicable following the Closing (as defined in Section 1.07), and provided that this Agreement has not been terminated or abandoned pursuant to Article 7 hereof, the Company and Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed, in the manner required by the DGCL, with the Secretary of State of the State of Delaware, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The date and time the Merger becomes effective in accordance with Law is referred to herein as the “Effective Time.”

     1.03 Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (a) The Second Amended and Restated Certificate of Incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

          (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, subject to the provisions of Section 5.07(a) of this Agreement, until amended in accordance with the provisions thereof and hereof and applicable Law.

     1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

     1.06 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     1.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, MA 02110, as promptly as practicable but in no event later than the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 that by their terms are not to be satisfied or waived at the Closing, or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

     1.08 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in Law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

     2.01 Effect on Shares of Capital Stock.

          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined below) and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and extinguished and converted into the right to receive the Offer Consideration in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

          (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub or Parent or any of their respective affiliates immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; provided, however, that existing employees of the Company (who were not otherwise affiliates of Merger Sub or Parent prior to the date hereof) shall not be deemed affiliates of Merger Sub or Parent for purposes of this Section 2.01(b) by operation of any of the transactions contemplated by this Agreement (the “Transactions”) or pursuant to any employment or consulting arrangement entered into by such persons with Merger Sub or Parent in connection with the Merger or this Agreement.

          (c) As of the Effective Time, each share of common stock, par value $.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

          (d) Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. Parent shall have the right to direct all negotiations and proceedings with respect to such demands, and the Company shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of Parent and Merger Sub, settle or offer to settle any such demands.

     2.02 Options; Stock Option Plans; Rights.

          (a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any subsidiary of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement or other arrangement approved by the Company Board with the Company or any subsidiary of the Company on or prior to the date hereof (including, without limitation, under the Company’s 1993 Stock Purchase and Option Plan, as amended, the Company’s 1999 Stock Option and Incentive Plan, as amended, and the Company’s 2001 Non-Employee Director Stock Option Plan (collectively, the “Stock Option Plans”)).

          (b) Immediately prior to the Effective Time, each outstanding Option granted under the Stock Option Plans (the “Cash-Pay Options”) shall become immediately vested and exercisable in full, and at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Option Plans under which such Options were granted. In consideration of such cancellation, each holder of a Cash-Pay Option canceled in accordance with this Section 2.02(b) will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 days after the Effective Time, a cash payment from the Payment Fund (as defined in Section 2.03), subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the excess, if any, of the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. For the avoidance of doubt, the Company Board will take all actions reasonably necessary to fully accelerate the vesting schedule of all Options issued under the Company’s Stock Option Plans.

          (c) [reserved]

          (d) The Company has taken all such actions as were required to effectively terminate the Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”) effective as of February 29, 2004, which termination was effective as of such date with no further action by the Company, the Board of Directors of the Company (or any committee thereof), or the Company’s stockholders, and no stock options or other rights thereunder to acquire any equity securities of the Company or the Surviving Corporation have been or may be granted subsequent to such date, and no Common Shares are or will be issuable pursuant to any options or other rights under the Company ESPP.

          (e) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company, the Stock Option Plans shall terminate effective as of the Effective Time and no participant in the Stock Option Plans shall thereafter have or be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any subsidiary of any of the foregoing.

          (f) The Company has taken or shall timely take all actions necessary to ensure that the Rights Agreement, dated as of October 7, 2003, between the Company and American Stock Transfer & Trust Company (and as amended to date, the “Rights Plan”) permits, and the conditions therein are not triggered by, the Transactions.

          (g) The Company covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation and cash-out and conversion of Cash-Pay Options pursuant to this Section 2.02, will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

     2.03 Payment for Common Shares and Options in the Merger.

          (a) Prior to the Effective Time, Parent and Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of (i) exchanging certain certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration and (ii) making payment of the aggregate Cash-Pay Option Consideration in exchange for the cancellation of all Cash-Pay Options. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares and Cash-Pay Options, as the case may be, cash in an aggregate amount equal to the sum of (i) the product of (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a), and (B) the Merger Consideration, and (ii) the amount necessary for the payment in full of the Cash-Pay Option Consideration (the “Payment Fund”). For purposes of determining the aggregate amount of cash to be deposited by Parent or Merger Sub pursuant to this Section 2.03(a), Parent and Merger Sub shall assume that no holder of Common Shares will perfect their right to appraisal of their Common Shares under the DGCL. The Agent shall, pursuant to instructions provided by Parent or Merger Sub, make the payments provided for in Section 2.01 and Section 2.02 of this Agreement out of the Payment Fund. The Payment Fund may be invested by the Agent, as directed by the Merger Sub, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal Laws or the Laws of any state of the United States or the District of Columbia that has capital, surplus or undivided profits of at least $500,000,000 or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to Merger Sub or, following the Effective Time, to the Surviving Corporation. The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

          (b) Promptly after the Effective Time, but in no event later than 3 days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

          (c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 days after such surrender, in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the sum of the product of (i) the number of Common Shares formerly represented by such Certificate, and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer, as determined by the Agent in its reasonable discretion. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that such person establishes to the satisfaction of Parent and the Surviving Corporation that such transfer would not violate any applicable federal or state securities Laws, and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), only the right to receive an amount in cash equal to the sum of the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

          (d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

          (e) Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the 365th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in the investments described in Section 2.03(a).

          (f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce Parent and Merger Sub to enter into this Agreement, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub and dated as of the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     3.01 Organization and Standing. Each of the Company and each subsidiary of the Company identified in Section 3.02 to the Company Disclosure Schedule is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and each subsidiary of the Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.10) on the Company. The Company is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the “Company Certificate” and the “Company Bylaws,” respectively), and no subsidiary of the Company is in material default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation or its Bylaws (or comparable organizational documents). The Company has heretofore furnished to Parent a complete and correct copy of the Company Certificate and the Company Bylaws, as well as complete and correct copies of the Certificate of Incorporation and the Bylaws (or comparable organizational documents) of each of its subsidiaries.

     3.02 Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 3.02 to the Company Disclosure Schedule. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly-owned by the Company. Except as set forth in Section 3.02 to the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the Company’s subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of the Company, and neither the Company nor any subsidiary of the Company has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of the Company or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of the Company or any predecessor thereof.

     3.03 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by the stockholders of the Company, to consummate the Transactions. The execution, delivery and performance of the Merger and this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, other than the approval of this Agreement by the holders of a majority of the Common Shares entitled to vote in accordance with the DGCL and the Company Certificate and the Company Bylaws (the “Requisite Company Vote”). The Special Committee and the full Board of Directors of the Company have each approved this Agreement and the transactions contemplated hereby and declared the advisability thereof. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

     3.04 Capitalization of the Company. The authorized capital stock of the Company consists solely of (a) 35,000,000 Common Shares, par value $0.01 per share, of which 11,652,393 Common Shares were issued and outstanding as of April 23, 2004, and (b) 1,000,000 shares of preferred stock, par value $0.01 per share, 100,000 shares of which have been designated as Series A Junior Participating Preferred Stock, and none of which are issued and outstanding on the date hereof. As of April 23, 2004, (i) 1,007,239 Common Shares remained available for issuance pursuant to the Company Stock Option Plans and 2,467,832 Common Shares were subject to outstanding Options, and (ii) 1,635,060 Common Shares were held by the Company in its treasury. Except as set forth in this Section 3.04 and the preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Plan, there are not any options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, rights of refusal or similar rights or limitations. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Common Shares (i) between or among the Company and any of its stockholders except for the Stock Option Plans and the agreements executed thereunder and any support agreements entered into in connection with the Transactions at the request of Parent or Merger Sub, or (ii) to the Company’s knowledge, and except as specifically disclosed in any forms, reports, statements or schedules filed by a third-party with the SEC, among any of the Company’s stockholders or between any of the Company’s stockholders and any third party. The Stock Option Plans and the agreements evidencing options granted thereunder do not prohibit the acceleration and cancellation of outstanding Options and the termination of the Stock Option Plans as contemplated by Section 2.02(b) of this Agreement, and do not require the consent or approval of the holders of the outstanding Options, the Company’s stockholders, or any other party to effect such acceleration, cancellation and termination except for the action of the Company Board described in Section 2.02(b).

All outstanding Common Shares and all Options granted pursuant to the Stock Option Plans were issued in compliance with all applicable federal and state securities Laws.

     3.05 Conflicts; Consents and Approvals.

          (a) Except as set forth in Section 3.05 to the Company Disclosure Schedule and, in the case of (ii), (iii) and (iv), for any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:

               (i) conflict with, or result in a breach of any provision of, the Company Certificate or the Company Bylaws;

               (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

               (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

               (iv) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any local, domestic, foreign or multi-national or supra-national court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (A) approval of the Merger and the transactions contemplated hereby by stockholders of the Company, (B) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (C) filings and consents under non-U.S. Laws and regulations intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (“Foreign Antitrust Laws”); and (D) registrations, filings, consents, approvals or other actions required under federal and state securities Laws and the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”) as are contemplated by this Agreement.

          (b) The Company has taken all actions necessary to effectively terminate, in accordance with its terms, that certain Agreement and Plan of Merger, dated as of February 18, 2004, by and among VAC-OS Holdings, LLC, OS Merger Sub, Inc., and the Company (the “ValueAct Agreement”), and such termination was effective prior to the execution of this Agreement.

     3.06 No Material Adverse Effect. Except as specifically disclosed in the Company SEC Documents, since December 31, 2003, there has been no change in the business, assets, liabilities, results of operations or financial condition of the Company which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

     3.07 Company SEC Documents. The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1998 under the Exchange Act or the Securities Act of 1933, as amended, (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Except as set forth in Section 3.07 of the Company Disclosure Schedule, the financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, Nasdaq, any stock exchange or any other comparable Governmental Authority.

     3.08 Taxes. Except as set forth in Section 3.08 to the Company Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

          (a) The Company and its subsidiaries (i) have duly filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its subsidiaries, all of which Tax Returns are true and correct; (ii) have within the time and manner prescribed by applicable Law paid all Taxes, required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against the Company or any of its subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit. Neither the Company nor any of its subsidiaries has requested, or been granted, an extension of time in which to file Tax Returns or pay Taxes, which extension has continuing effect. With respect to any taxable period ended prior to January 1, 1999, all federal income Tax Returns including the Company or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither the Company nor any of its subsidiaries is or may be subject to any “accuracy-related penalty” under § 6662 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any comparable provision of state, local or foreign Law) with respect to Tax periods for which Tax Returns have been filed. Neither the Company nor any of its subsidiaries is subject to any extension of the statute of limitations for collection of Taxes under Code § 6501 (or any comparable provision of state, local, or foreign Law) from the minimum period allowed by Law as a result of failure to accurately complete, or to disclose any items in, a Tax Return. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

          (b) Neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law)) that (i) requires the Company or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its subsidiaries from any other person, other than payments made to the Company and its subsidiaries in the ordinary course of business. Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any comparable provision of state, local, or foreign Law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any comparable provision of state, local, or foreign Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its subsidiaries is a party to any “gain recognition agreement” as described in Treasury Regulation § 1.367(a)-8 (or any analogous provision of foreign Law). Neither the Company nor any of it subsidiaries is a party to any transaction that is or was (i) since January 1, 1998 intended to qualify under Code sections 355 or 368 (other than as a recapitalization pursuant to Code § 368(a)(1)(E)), or (ii) required to be reported as a “listed transaction” to any Governmental Authority under Treasury Regulation § 1.6011-4(b)(2) (or any comparable or predecessor provision of federal, state, local or foreign Law).

          (c) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (d) For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     3.09 Compliance with Law. The Company is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority, (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Laws”), relating to the Company or its business or properties, except where the failure to be in compliance with such Laws individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to the Company is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same other than those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.10 Intellectual Property.

          (a) Definitions. For the purposes of this Section 3.10, the following terms have the following definitions:

               (i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor (including, without limitation, petty patents and utility models) and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticules, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all technical, design, end-user and other documentation related to any of the foregoing. Notwithstanding the foregoing, “Intellectual Property” shall not include any licenses, agreements or other rights in any generally available or “off the shelf” third party software or related intellectual property.

               (ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, controlled by or licensed to the Company or any of its subsidiaries. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or licensed by the Company related to the Company’s products.

               (iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

               (iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, exclusively licensed or filed in the name of, the Company or any of its subsidiaries.

          (b) Section 3.10(b) of the Company Disclosure Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, (i) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, (ii) the owner of the Company Registered Intellectual Property, (iii) the respective issuance, application, serial or registration number, (iv) the date of its creation, application and issuance or registration, and (v) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

          (c) Except as set forth in Section 3.10(c) to the Company Disclosure Schedule, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

          (e) Company owns and has good and exclusive title to, each item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company or a subsidiary of the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company or a subsidiary of the Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

          (f) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party specifically for the Company or any of its subsidiaries or any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained valid and enforceable rights (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of Law or by valid assignment.

          (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party, or permitted Company’s rights in such Company Intellectual Property to lapse or enter the public domain.

          (h) Section 3.10(h) of the Company Disclosure Schedule lists all material contracts, licenses and agreements in effect as of the date hereof to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than non-exclusive end-user or customer licenses granted by the Company in the ordinary course) or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Company.

          (i) All material contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party used in the business of Company or any of its subsidiaries, are in full force and effect. Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in compliance in all material respects with, and has not materially breached any term of, any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, assuming the receipt of the consents identified in Section 3.10(i) of the Company Disclosure Schedule and satisfaction of the applicable notice provisions, to the Company’s knowledge, the Surviving Corporation will be permitted to exercise all of Company’s rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the Transactions will result in (i) either Parent’s or the Merger Sub’s granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent’s or the Merger Sub’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Merger Sub’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

          (j) The Company Intellectual Property includes all Intellectual Property required for the operation of the business of the Company and its subsidiaries as such business has been conducted and currently is conducted, including the Company’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products). To the Company’s knowledge, the Company’s use of any product, device or process does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

          (k) Neither Company nor any of its subsidiaries has received notice from any third party (i) alleging invalidity with respect to any Intellectual Property used by the Company or its subsidiaries, or (ii) that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

          (l) To the Company’s knowledge, no third party is infringing on or has misappropriated any of the Company Intellectual Property.

          (m) The Company and each of its subsidiaries has taken all prudent and reasonable steps to protect Company’s and its subsidiaries’ rights in Company’s confidential information, trade secrets and other Intellectual Property used by the Company and its subsidiaries, and any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor who either contributes to, develops or otherwise has material access to the Company Intellectual Property to execute nondisclosure and assignment of copyrights and inventions agreements, each agreement substantially in the forms provided to Parent and all current and former employees and consultants of Company and any of its subsidiaries have executed such agreements.

          (n) With respect to the Company products set forth in Section 3.10(n) of the Company Disclosure Schedule (the “Company Products”), except as described in such Section 3.10(n) of the Company Disclosure Schedule, (i) Company and its subsidiaries maintain machine-readable master-

reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them; (ii) in each case, the machine-readable copy conforms to the corresponding source code listing; (iii) such Company Products are written in the language set forth on Schedule 3.10(n) of the Company Disclosure Schedule, for use on the hardware set forth on Schedule 3.10(n) of the Company Disclosure Schedule with standard operating systems; (iv) such Company Products can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (v) in each case, the Company Products operate in accordance with the user manual therefor without material operating defects; (vi) the Company Products do not require “dongles” or other hardware locks, and the Company Products do not include any serial number, clock, timer, counter, or other limiting, disabling, or self-replicating code that causes the Company Products or any other data to be disabled, distorted, erased, made inoperable or otherwise incapable of being used in accordance with the full manner for which it is designed, (vii) to the Company’s knowledge, the Company Products do not include any computer viruses or other harmful code, the purpose of which is to disable or interrupt the operation of a computer system or destroy or alter any data, (viii) Schedule 3.10(n) of the Company Disclosure Schedule lists any third party products or services that are necessary for the use of the Company Products in accordance with any documentation or descriptions thereto distributed by the Company or its subsidiaries, and (ix) Schedule 3.10(n) of the Company Disclosure Schedule lists any source code escrow arrangements entered into by the Company or its subsidiaries.

          (o) To the knowledge of the Company, the current use of any databases used in the business of the Company or its subsidiaries or the information contained therein (i) is not violating or infringing upon, the legal rights of any person, (ii) does not breach any legal duty or legal obligation owed to any person, or (iii) does not violate any Law or representation or the Company relating to the privacy of any person. The Transactions will not result in or give rise to a violation of any present or former privacy policy of the Company or its subsidiaries.

     3.11 Title to and Condition of Properties. The Company owns or holds under valid leases all material real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted. The plants, property and equipment used in the operations of the respective businesses of the Company and each of its subsidiaries are in good operating condition and repair, normal wear and tear excepted.

     3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, audit or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.12 to the Company Disclosure Schedule, since December 31, 1998 the Company has not been subject to any outstanding order, writ, injunction or decree specifically applicable to the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     3.13 Proxy Statements. The Proxy Statement or similar materials distributed to the Company’s stockholders in connection with the Merger, including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Merger Sub and/or by their respective auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.

     3.14 Brokerage and Finder’s Fees; Expenses. Except in connection with the engagement of Morgan Stanley and Portico Capital Securities (the fees of both of which firms shall be the sole responsibility of the Company), neither the Company nor any of its stockholders, directors, officers or employee thereof has incurred or will incur on behalf of the Company any brokerage, finder’s or similar fee in connection with the Transactions. The Company has heretofore furnished to Parent a complete and correct copy of the engagement letter between the Company and each of Morgan Stanley and Portico Capital Securities.

     3.15 Employee Benefit Plans.

     (a) For purposes of this Agreement, the following terms have the definitions given below:

     “Company Plan” means each material plan, program, policy, practice or other arrangement providing for compensation, severance, retirement benefits, fringe benefits, equity-based awards or other benefits of any kind (including, but not limited to, all employee welfare benefit plans within the meaning of Section 3(l) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA) maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of its employees or former employees, or with respect to which the Company or any ERISA Affiliates has or may have any material liability, contingent or otherwise, and further including any of the foregoing which cover directors or former directors of the Company or any subsidiary.

     “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign Laws or regulations, in each case other than pursuant to the Company Plans.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     “Withdrawal Liability” means liability to a Multiemployer Plan (as defined in Section 3.16) as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (b) With respect to each Company Plan, the Company has provided to Parent a true, correct and complete copy of (where applicable): (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent determination letter from the Internal Revenue Service, if any, and (vi) if any Company Plan is unwritten, a written summary thereof.

     (c) The Company Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code, or Sections 401(k) or 401(m) of the Code, as applicable (each a “Qualified Plan”), now meet, and at all times since their inception have met, the requirements for such qualification in all material respects, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code in all material respects. Each of the Qualified Plans has received a favorable determination from the Internal Revenue Service, and no such determination letter has been revoked nor are there any existing circumstances why any such determination letter should be revoked nor has any Qualified Plan been amended since the date of its most recent determination letter in any respect which would adversely affect the qualified status of any Company Qualified Plan or the related trust.

     (d) No Company Plans are now or at any time have been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. All contributions required to be made to any Company Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date hereof have been made or paid in full on or before the final due date thereof. All contributions with respect to the period ending at the Effective Time will have been made or paid in full even if not due until a later date. All payments under the Company Plans, except those to be made from a trust qualified under section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made are properly accrued and reflected on the Company’s balance sheet.

     (e) The Company and its subsidiaries have materially complied, and are now in material compliance, with all applicable provisions of ERISA and the Code and all applicable Laws relating to employees and employee benefits. Each Company Plan has been established and operated in material compliance with its terms and applicable Laws. There is not now, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. The Company and its subsidiaries are each in material compliance with all applicable Laws respecting employment.

     (f) No Company Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither the Company nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) neither the Company nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, or has been terminated, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and (iii) no circumstances exist which individually or in the aggregate could reasonably be expected to result in Withdrawal Liability with respect to a Plan.

     (g) There does not now exist, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to result in, any material Controlled Group Liability. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state Laws and except as set forth in Section 3.15(h) to the Company

Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     (i) Except as disclosed in Section 3.15(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its subsidiaries. Except as disclosed in Section 3.15(i) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax as a payment to such person.

     (j) Except as disclosed in Section 3.15(j) to the Company Disclosure Schedule, there are no pending, or to the knowledge of the Company threatened, Actions (other than claims for benefits in the ordinary course) with respect to the Company Plans.

     (k) Section 3.15(k) to the Company Disclosure Schedule sets forth a list of each employment, consulting, severance or similar agreement under which the Company or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $75,000, and the Company has provided to Parent a copy of each such agreement.

     (l) No employer securities, employer real property or other employer property is included in the assets of any Company Plan.

     (m) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Plan, under which the Parent, Merger Sub, the Company or any of its subsidiaries, nor any employee of the foregoing, directly or indirectly, could reasonably be expected to be subject to any risk of material liability under Sections 409 or 502 of ERISA or Section 4975 of the Code.

     (n) Company maintains policies or practices on the proper classification for all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all tax purpose and for purposes of determining eligibility to participate in any Company Plan.)

     3.16 Contracts. Section 3.16 to the Company Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a “Contract”), other than Company Plans and any Contracts heretofore filed as an Exhibit to any Company SEC Document since January 1, 1999, that exist as of the date hereof to which the Company is a party or by which it is bound and which fall within any of the following categories: (a) all Contracts with customers pursuant to which the customer pays the Company an annual amount exceeding $250,000, or with respect to which the remaining term exceeds 24 months, (b) Contracts not entered into in the ordinary course of the Company’s business other than those that individually or in the aggregate are not material to the business of the Company, (c) joint venture and partnership agreements, (d) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries (including the Surviving Corporation) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts which contain minimum purchase conditions in excess of $250,000, or requirements or other terms that restrict or limit the purchasing relationships of the Company or its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000, (h) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $100,000 in the aggregate, letters of credit or other agreements or instruments of the Company or commitments for the borrowing or the lending by the Company of amounts in excess of $100,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company with an aggregate value in excess of $250,000, (i) Contracts providing for “earn-outs” or other contingent payments by the Company involving more than $250,000 in the aggregate over the terms of all such Contracts, (j) Contracts associated with off balance sheet financing in excess of $100,000 in the aggregate, including but not limited to arrangements for the sale of receivables, (k) licenses or similar agreements granting the right to use any material Intellectual Property (other than non-exclusive end-user or customer licenses granted by the Company in the ordinary course of business), and (l) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1999. All Contracts to which the Company is a party or by which it is bound are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract. There have been no material changes to the amount and terms of the indebtedness of the Company and its subsidiaries from (i) the Exhibits to the Company’s Form 10-K for the period ended December 31, 2003 filed with the SEC, with respect to the terms of such indebtedness, and (ii) the description in the financial statements (including the notes thereto) incorporated in the Company’s Form 10-K for the period ended December 31, 2003 filed with the SEC, with respect to the amount of such indebtedness. Set forth in Section 3.16(n) to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors’ and officers’ liability insurance.

     3.17 Labor Matters. At the present time and during the past 3 years, (a) no unfair labor practice complaint or charge against the Company has been brought before, or, to the knowledge of the Company, threatened by, the National Labor Relations Board or any other government agency or court in any jurisdiction; (b) there has not occurred or, to the knowledge of the Company, been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving the Company; (c) the Company is not nor has it been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee; and (d) the Company is not nor has it been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving its employees. The Company has not effectuated a “plant closing” or “mass layoff” under the Worker Adjustment Retraining Notification Act (“WARN Act”) with respect to the business of the Company; nor in the past 90 days has the Company effectuated any plant closings or layoffs, which constitute an “employment loss” within the meaning of the WARN Act or any state or local Law similar to the WARN Act.

     3.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of the Company as of December 31, 2003 included in the Company SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the December 31, 2003 financial statements included in the Company SEC Documents filed prior to the date hereof, (ii) as incurred after December 31, 2003 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, (iii) as described in the Company SEC documents filed since December 31, 2003 but prior to the date hereof, or (iv) as set forth in Section 3.18 to the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     3.19 Operation of the Company’s Business; Relationships.

          (a) Since December 31, 2003 through the date of this Agreement and except for entering into this Agreement or as specifically disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, the Company has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.01, except as set forth in Section 3.19(a) to the Company Disclosure Schedule or other than those the actions of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as set forth in Section 3.19(b) to the Company Disclosure Schedule, (i) from January 1, 2000 to the date hereof, no material customer of the Company has indicated in writing that it will stop or materially decrease purchasing materials, products or services from the Company and (ii) since January 1, 2000, no material supplier of the Company has indicated in writing that it will stop or materially decrease the supply of materials, products or services to the Company.

     3.20 Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), and there has occurred no default or breach under any such Company Permit except for such defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.21 Environmental Matters. (a) The properties, operations and activities of the Company and its subsidiaries have at all times been for all applicable periods of limitation, and are, in material compliance with all applicable Environmental Laws and Environmental Permits (each as defined below); (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened Action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries; (c) there has been no release of any Hazardous Materials (as defined below) into the environment by the Company or its subsidiaries, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of the Company or its subsidiaries; and (d) neither the Company nor any of its subsidiaries (x) has received any written notice that the Company, any of its subsidiaries or any of their respective present or former operations, facilities or subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency’s National Priorities List or which is otherwise subject to remediation or investigation. The Company and its subsidiaries have made available to Parent all material internal and external environmental audits and reports (in each case relevant to the Company or any of its subsidiaries) in the possession of the Company or its subsidiaries. The term “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. “Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

     3.22 Opinion of Financial Advisor. The Special Committee has received the written opinion of Morgan Stanley, its financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Common Shares pursuant to this Agreement is fair to such holders from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any respect. A copy of such opinion has been made available to Parent and Merger Sub. The Company has been authorized by Morgan Stanley to permit the inclusion of such opinion in its entirety, if required by the SEC, in such filings made by the Company with the SEC in connection with the Transactions, provided that Morgan Stanley shall have the right to review and approve in advance of filing the form of such opinion and any reference thereto contained in such filings.

     3.23 Special Committee and Board Recommendation. Upon the recommendation of the Special Committee, the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has (excluding, however, any director recusing himself or herself as a result of a conflict of interest with respect to this Agreement or the transactions contemplated hereby) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company Stockholders, and (ii) resolved to recommend that holders of Common Shares accept the Offer and that such holders entitled to vote on the approval of this Agreement and the transactions contemplated herein, including the Merger, vote to approve the same (the “Company Board Recommendation”). The Company Board Recommendation has not been withdrawn, revoked or modified.

     3.24 Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under the charter documents of the Company, the DGCL, other applicable Law or otherwise) to approve this Agreement and the Merger.

     3.25 Related Party Transactions. Since the date of the Company’s proxy statement dated April 18, 2003, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the SEC.

     3.26 Takeover Statutes; Rights Plan. The Company has taken all actions such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Merger, this Agreement or any of the other transactions contemplated hereby or thereby. After giving effect to the amendment to the Rights Plan effective as of the date hereof, the Rights Plan is inapplicable to the Offer, the Merger, this Agreement, and the transactions contemplated hereby or thereby, but does not otherwise contain any other exceptions relating to a Change of Control or similar transaction with a party other than Parent and Merger Sub.

     3.27 NASDAQ Qualification. All outstanding Common Shares are designated as qualified for trading on the NASDAQ National Market of the NASDAQ Stock Market operated by the NASDAQ Stock Market Inc.

     3.28 Insurance. The Company and its subsidiaries carry insurance in such amounts and covering such risks as are customary in their respective businesses. All premiums due and payable under all insurance policies maintained by the Company have been paid and the Company and its subsidiaries are otherwise in compliance with the material terms of such policies. Except as disclosed in Section 3.28 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims aggregating $250,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

     Except as set forth in the disclosure schedule delivered by Merger Sub and Parent to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), each of Merger Sub and Parent jointly and severally represent and warrant to the Company that:

     4.01 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the Laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

     4.02 Charter Documents and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the organizational documents of Parent and such organizational documents are in full force and effect as of the date hereof. Merger Sub has heretofore made available to the Company a complete and correct copy of its organizational documents and such organizational documents are in full force and effect as of the date hereof.

     4.03 Authority Relative to this Agreement. Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

     4.04 No Violation; Required Filings and Consents.

          (a) Except as set forth in Section 4.04 of the Purchaser Disclosure Schedule, the execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby will not, (i) violate any provision of Parent’s certificate of incorporation or bylaws or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Parent (including Merger Sub), (ii) to the knowledge of Merger Sub and Parent, assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) to the knowledge of Merger Sub and Parent, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any contract applicable to any of them or their respective properties or assets, or (iv) to the knowledge of Merger Sub and Parent, result in the creation or imposition of a lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

          (b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Nasdaq, the HSR Act and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition Laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

     4.05 Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

     4.06 Parent SEC Reports.

          (a) The Parent has filed all SEC reports with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder (the “Parent SEC Reports”). Parent has made available to the Company copies of all such SEC reports. The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, as applicable to such Parent SEC Reports and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Parent SEC Report. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Reports.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) included in the Parent SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles as in effect on the date of filing such Parent SEC Reports applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments).

     4.07 Financial Arrangements. Parent and Merger Sub have received a commitment letter pursuant to which Parent shall obtain the funds necessary to pay the aggregate Merger Consideration and Cash Pay Option Consideration payable as of the Effective Time, together with all of Parent’s fees and expenses incurred in connection with the Transactions. For the avoidance of doubt, it shall not be a condition to Closing for Parent to obtain such funds, and, subject to the terms and conditions of this Agreement, the Company shall be entitled to pursue any and all remedies available at law or in equity if Parent breaches this Agreement on account of Parent’s failure to obtain such funds on or before the Closing Date.

     4.08 Brokers. Except as set forth in Section 4.08 of the Purchaser Disclosure Schedule, no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

ARTICLE 5

COVENANTS

     5.01 Interim Operations. Except as otherwise contemplated by this Agreement or as set forth on the Company Disclosure Schedule or as agreed to by Parent, the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

          (a) the business and operations of the Company and its subsidiaries shall be conducted only in the ordinary course of business and the Company and its subsidiaries shall use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with their material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with them and to preserve the goodwill of their respective businesses;

          (b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding on the date hereof, or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries);

          (c) the Company shall not (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its material subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (ii) amend or otherwise change the Company Certificate or Company Bylaws or permit any of its subsidiaries to amend its certificate of incorporation, bylaws or equivalent organizational documents or (iii) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

          (d) the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company with respect to capital stock);

          (e) neither the Company nor any of its subsidiaries shall (i) grant or agree to any material increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements, and except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Option Plans, (ii) enter into any new or materially amend any existing employment, severance or termination agreement with any current, prospective or former director, officer or employee of the Company, (iii) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), become obligated under any employee benefit plan that was not in existence on the date hereof or amend, modify or terminate any Company plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof, (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock), except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Option Plans and except for the payment of the employer match under the Company’s 401(k) plan;

          (f) the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of assets in the ordinary course of business consistent with past practice and not in excess of $50,000 in any one instance or $250,000 in the aggregate;

          (g) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of, any of its properties or assets other than (i) properties or assets not in excess of $25,000 in one instance or $250,000 in the aggregate, (ii) inventory in the ordinary course of business consistent with past practice, (iii) nonexclusive licenses granted by the Company in the ordinary course of business to customers for such customers’ use of the Company’s products and services and (iv) liens relating to Taxes that are not yet due and payable or otherwise being contested in good faith and as to which appropriate reserves have been established by the Company in accordance with generally accepted accounting principles;

          (h) the Company shall not, and shall not permit any of its subsidiaries to, incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

          (i) the Company shall not, and shall not permit any of its subsidiaries to, make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity, other than loans between or among the Company and any of its wholly-owned subsidiaries and cash advances to the Company’s or any such subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

          (j) the Company shall not, and shall not permit any of its subsidiaries to, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

          (k) the Company and its subsidiaries (i) shall continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (ii) shall not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

          (l) the Company shall not, and shall not permit any of its subsidiaries to, establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;

          (m) the Company shall not, and shall not permit any of its subsidiaries to, amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except (i) as required by this Agreement, (ii) in connection with accelerating the vesting schedules of the Options to the extent required by the Stock Option Plans or the agreements pursuant to which such Options were granted, and (iii) in connection with terminating the Options and the Stock Option Plans;

          (n) the Company shall not, and shall not permit any of its subsidiaries to, enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

          (o) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action, claim or litigation (except in the ordinary course of business), the settlement or compromise of which would result in payments by the Company in excess of $25,000;

          (p) the Company shall not, and shall not permit any of its subsidiaries to, change any of the material accounting policies, practices or procedures (including material Tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in United States generally accepted accounting principles;

          (q) the Company shall not, and shall not permit any of its subsidiaries to, make or change any material tax election, make or change any material method of accounting with respect to Taxes except as may be required as a result of a change in applicable Law, settle or compromise any material tax liability or file any material amended Tax Return;

          (r) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice or (ii) the payment of the Company’s Expenses (as defined herein), including the payment of the fees and expenses of the Special Committee and the costs, fees and expenses incurred by the Special Committee, which shall not exceed in the aggregate $5,000,000;

          (s) the Company shall not, and shall not permit any of its subsidiaries to, transfer or license to any third party or otherwise amend or modify in any material respect any contract relating to Company Intellectual Property other than the grant in the ordinary course of business of non-exclusive licenses to customers in connection with the sale of Company Products;

          (t) except as set forth in Section 5.01(t) of the Company Disclosure Schedule, the Company shall not have amended the Rights Plan in any manner without the prior consent of Parent; and

          (u) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

     5.02 Preparation of the Proxy Statement; Stockholders Meeting; Merger without a Stockholders Meeting.

          (a) As soon as practicable following the acceptance for payment of and payment for Common Shares by Merger Sub in the Offer, the Company and Parent shall prepare and file with the SEC a proxy statement (if required by applicable Law) in definitive form relating to a meeting of the holders of Common Shares to approve this Agreement, the Merger, and the transactions contemplated hereby (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”). The Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date.

          (b) The Company shall, as soon as practicable following the acceptance for payment of and payment for the Common Shares by Merger Sub in the Offer, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders Meeting”) for the purpose of approving this Agreement, the Merger, and the transactions contemplated hereby. At the Stockholders Meeting, Parent shall cause all of the Common Shares then owned by Parent and Merger Sub and any of their subsidiaries or affiliates to be voted in favor of the Merger. Parent shall not, and shall cause Merger Sub to not sell, transfer, pledge, mortgage or otherwise encumber or subject to lien or otherwise dispose of (or agree to do any of the foregoing) any of the Common Shares then owned by Parent and Merger Sub until cancellation thereof pursuant to Section 2.01(b).

          (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Parent and Merger Sub or any other subsidiary of Parent shall then collectively own at least 90% of the outstanding shares of Company Common Stock then outstanding (after giving effect to the exercise of the Parent Stock Option, if applicable), the parties hereto agree, at the request of Merger Sub, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

          (d) Parent shall (i) cause Merger Sub promptly to submit this Agreement, and the transactions contemplated hereby and thereby for approval and adoption by Parent by written consent of sole stockholder; (ii) cause the shares of capital stock of Merger Sub to be voted for adoption and approval of this Agreement, the Merger, and the transactions contemplated hereby; and (iii) cause to be taken all additional actions necessary for Merger Sub to adopt and approve this Agreement, the Merger, and the transactions contemplated hereby.

     5.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all reasonable best efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and (ii) shall use reasonable best efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use its reasonable best efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition Laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 5.03, the proper officers and directors of the Surviving Corporation shall take all such necessary action. Subject to Section 7.05 in all respects, each of Parent and Company shall pay one-half of the fees associated with any required filing to be made with any Governmental Authorities in connection with the Transactions.

     5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 7, and subject to the requirements of any Law, including any anti-trust Law, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, in a manner reasonably designed to minimize disruption to the operations of the Company, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish or make available to Parent, Merger Sub and the Purchaser Representatives such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request, unless such access or provision is otherwise restricted by applicable Law or contract. Unless otherwise required by Law, each of Parent and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of October 26, 2003 (the “Confidentiality Agreement”), between Parent and the Company shall apply to all information furnished to any Purchaser Representative by any Company Representative hereunder or thereunder.

     5.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect, and (e) any failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall issue a press release announcing the execution of this Agreement and the Transactions, and file a current report with the SEC on Form 8-K attaching the press release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange or Nasdaq.

     5.07 Indemnification; Directors’ and Officers’ Insurance

          (a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company Certificate and Company Bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company Certificate and Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time including, without limitation, the Transactions, at any time prior to the 6 year anniversary of the Effective Time, unless otherwise required by applicable Law.

          (b) From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, demand, proceeding or investigation (a “Claim”), to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Transactions), in each case, to the fullest extent permitted and provided in the Company Certificate and Company Bylaws as in effect at the date hereof (and shall pay expenses in advance of the final disposition of the claim(s) that are reasonably incurred in defending any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL as provided in the Company Certificate and Company Bylaws as in effect at the date hereof, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

          (c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume or does not reasonably promptly assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys (plus local counsel) at any time for all Indemnified Parties except that, with respect to any Claims against the members of the Special Committee, such members of the Special Committee shall be entitled to be represented by a separate firm of attorneys (plus local counsel) to the extent such members of the Special Committee have been advised by counsel that a reasonable likelihood exists of a conflict of interest between them and one or more of the other Indemnified Parties, in which case the Surviving Corporation shall be liable for the fees and expenses of such separate firm of attorneys (plus local counsel), (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) Parent shall maintain the Company’s existing directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially similar coverage and amounts (with carriers comparable to the Company’s existing carriers) containing terms no less advantageous to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is canceled during such period, Parent shall use its reasonable efforts to obtain substantially similar D&O Insurance; provided, further, that Parent and the Company shall not be required pursuant to its obligations under this Section 5.07(d) to pay in excess of an aggregate amount of $900,000, but shall purchase as much coverage as possible for such amount.

          (e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving

Corporation and its successors and assigns. From and after the Closing, Parent hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.07. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

          (f) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.07.

     5.08 Further Assurances; Reasonable Best Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

     5.09 Stock Options. All Stock Option Plans and all Options granted thereunder shall be treated as set forth in Section 2.02.

     5.10 Company SEC Documents. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall use reasonable best efforts to file on a timely basis all Company SEC Documents required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such Company SEC Documents. All such Company SEC Documents shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such Company SEC Documents.

     5.11 No Solicitation.

          (a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, an Acquisition Proposal, (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.11 shall prohibit the Company Board or the Special Committee from furnishing information to, or engaging in discussions or negotiations with (including making counter proposals to), any Person that makes an Acquisition Proposal if (A) the Company Board or the Special Committee determines in good faith after consultation with its outside legal counsel, that failing to take such action could be inconsistent with the Company Board’s or the Special Committee’s fiduciary duties to the Company’s stockholders under applicable Law, (B) the Acquisition Proposal constitutes a Superior Proposal, (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company, in all material respects, than those contained in the Confidentiality Agreement, and (D) the Company notifies Parent not less than 2 days prior to taking such action (which notice shall identify the person making the proposal, and describe the terms thereof). The issuance of the press release described in Section 5.06 above by the Company shall not be deemed a breach of this Section 5.11.

          (b) From and after the date hereof until the earlier of the consummation of the Offer by Merger Sub or the termination of this Agreement pursuant to Article 7, if the Company Board or the Special Committee is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.11(a), the Company Board may terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if such Acquisition Proposal constitutes a Superior Proposal.

          (c) The Company will promptly (but in any event within 24 hours) notify Parent of the receipt of any Acquisition Proposal.

          (d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board, the Special Committee or any Company Representative shall, except as permitted by Section 5.11(b) propose to approve or recommend any Acquisition Proposal.

          (e) The Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal.

          (f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 10% or more of the total assets of the Company and its subsidiaries, in a single transaction or series of related transactions, other than in the ordinary course of the Company’s business, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing, other than the Transactions.

          (g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal by a Person that (i) the Company Board or the Special Committee has determined in good faith (based on such factors as they deem relevant), after consultation with an independent financial advisor, is more favorable to the Company’s stockholders than the Merger, (ii) the Company Board or the Special Committee has determined in good faith, after consultation with its outside legal counsel, is of such a nature that failing to accept such Acquisition Proposal could be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (iii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such cash Acquisition Proposal and any antitrust or competition Law approvals or non-objections)), and (iv) is not subject to any financing contingencies.

          (h) Notwithstanding any other provision of this Section 5.11, the Company, its directors, and its advisors may refer a third party to this Section 5.11.

     5.12 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the Nasdaq and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

     5.13 Financing Cooperation. The Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its subsidiaries or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to Parent’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, provided such financing sources shall be deemed to be one of Parent’s “representatives” under the Confidentiality Agreement and subject to all obligations imposed therein upon a “representative,” (b) making the Company’s senior officers and other Company Representatives reasonably available to Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing.

     5.14 Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions or the transactions contemplated by the ValueAct Agreement. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit the Offer or the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit the Offer or the Merger.

     5.15 Option to Acquire Additional Shares.

          (a) Company hereby grants to Parent an irrevocable option (the “Parent Stock Option”) to purchase up to a number of Common Shares (the “Parent Option Shares”) that represents 19.9% of all Common Shares that are issued and outstanding immediately prior to the Notice Date, at a cash purchase price per Common Share (the “Parent Option Purchase Price”) equal to the Offer Consideration or such higher price per share, if applicable, paid upon acceptance for payment of all Common Shares validly tendered and not withdrawn pursuant to the Offer on the expiration date of the Offer. Parent may exercise the Parent Stock Option in whole or in part, at any time if but only if, after giving effect to the exercise of the Parent Stock Option and as a result of such exercise, the number of Common Shares then owned by Parent and Merger Sub will represent at least 90% of the shares of Company Common Stock then outstanding. Parent shall exercise the Parent Stock Option by sending the Company a written notice (an “Exercise Notice,” and the date on which such Notice is given, the “Notice Date”) specifying the denominations of the certificate or certificates evidencing the Parent Option Shares which Parent wishes to receive and the place for the closing of the purchase and sale pursuant to the Parent Stock Option (the “Parent Option Closing”) and a date not earlier than 1 business day nor later than 5 business days after the Notice Date for the Parent Option Closing; provided, however, that (i) if the Parent Option Closing cannot be consummated by reason of any applicable Laws, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated, and (ii) without limiting the foregoing, if prior notification to or approval of any Governmental Authority is required in connection with such purchase, Parent and Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The Company shall, promptly after receipt of the Exercise Notice, deliver a written notice to Parent confirming the number of Parent Option Shares and the Parent Option Purchase Price therefor.

          (b) At the Parent Option Closing (i) Company shall deliver to Parent (against payment as herein provided) a certificate or certificates evidencing the applicable number of Parent Option Shares (in the denominations designated by Parent in the Exercise Notice) and (ii) Parent shall purchase each Parent Option Share from Company at the Parent Option Purchase Price specified in Section 5.15(a) above. Payment by Parent of the Parent Option Purchase Price for the Parent Option Shares may be made, at the option of Parent, by delivery of (i) immediately available funds by wire transfer to an account designated by Company, or (ii)(A) an amount equal to the number of Parent Option Shares to be issued multiplied by the par value of such Parent Option Shares, payable by certified or cashier’s check, plus (B) a promissory note, in form and substance reasonably satisfactory to Company and in a principal face amount equal to the aggregate amount of the Parent Option Purchase Price less the cash payment described in the foregoing clause (A), which promissory note shall be payable in full with accrued interest immediately at or prior to the Effective Time. Failure or refusal of the Company to confirm the number of Parent Option Shares or the Parent Option Purchase Price as required by Section 5.15(a) above or to designate a bank account for receipt of wire transfer shall not preclude Parent from exercising the Parent Option by delivering a bank check or promissory note in the amount of the Parent Option Purchase Price to the Company at the address set forth in Section 8.06 no later than the date of the Parent Option Closing. Upon the delivery by Parent to the Company of the Parent Option Purchase Price for the Parent Option Shares, to the extent permitted by applicable Laws, Parent will be deemed the holder of record of the Parent Option Shares, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing the Parent Option Shares shall not then be actually delivered to Parent. The Company shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance, and delivery of stock certificates under this Section 5.15.

          (c) The “Option Termination Date” shall occur upon the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article 7. Notwithstanding the occurrence of the Option Termination Date, Parent shall be entitled to purchase, and, as described in Section 5.15(b), upon tender of payment of the Parent Option Purchase Price shall be deemed to have purchased, the Parent Option Shares if it has provided the Exercise Notice to the Company in accordance with the terms hereof prior to such termination, and the occurrence of the Option Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date.

     5.16 Directors.

          (a) Promptly upon the payment by Merger Sub for Common Shares purchased pursuant to the Offer (assuming that the Minimum Condition has been met), and from time to time thereafter, Parent, may, but shall not be required to, designate up to such number of directors, rounded up to the nearest whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board and the percentage that the number of Common Shares so purchased bears to the number of Common Shares outstanding, and the Company shall, upon request of Parent, promptly increase the size of the Company Board or use its best efforts to secure the resignations of such number of directors as is necessary to provide Parent with such level of representation and shall cause Parent’s designees to be so elected. The Company will also use its best efforts to cause persons designated by Parent to constitute the same percentage as is on the entire Company Board to be on (i) each committee of the Company Board (some of whom may be required to be independent as required by applicable Laws or the rules of the NASD relating to the listing of the Company on the Nasdaq National Market), (ii) the board of directors of each subsidiary of the Company, and (iii) each committee of each such board, in each case only to the extent permitted by applicable Laws. Notwithstanding the provisions of this Section 5.16, the Company shall use reasonable efforts to ensure that, at all times prior to the Effective Time, at least three of the members of the Company Board are Continuing Directors; provided, however, that (1) if at any time prior to the Effective Time there shall be less than three Continuing Directors serving as directors of the Company for any reason, then the Company Board shall cause an individual or individuals selected by the remaining Continuing Director(s) to be appointed to serve on the Company Board (and any such individual shall be deemed to be a Continuing Director for all purposes under this Agreement), and (2) if at any time prior to the Effective Time no Continuing Directors remain on the Company Board, then the Company Board shall appoint three individuals who are not officers, employees or affiliates of the Company, Parent or Merger Sub to serve on the Company Board (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

          (b) The Company’s obligations to effect election of Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 5.16, including mailing to its stockholders the information required by such Section and Rule which, unless Parent otherwise elects, shall be so mailed together with the Schedule 14D-9. The Company shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 5.16. Parent shall promptly supply any information with respect to itself and its designees, officers, directors and affiliates required by such Section and Rule to Company.

          (c) During the period following the election or appointment of Parent’s designees pursuant to this Section 5.16 until the Effective Time, the approval of a majority of the Continuing Directors then in office shall be required (and such authorization shall constitute the authorization of the Company Board, even if such majority of the Continuing Directors does not constitute a majority of all directors then in office, and no other action on the part of the Company, including action by any other director of the Company shall be required) to authorize (i) any amendment or termination of this Agreement or abandonment by the Company or the Company Board of the Merger, (ii) any amendment to the Company Certificate or the Company Bylaws, other than as contemplated by this Agreement, (iii) any extension by the Company or the Company Board of the time for the performance of any of the obligations or other acts of Parent or Merger Sub, including any extension of the Closing Date pursuant to Section 1.07 or any extension of the Effective Time of the Merger to any time subsequent to the time of filing of the Certificate of Merger pursuant to Section 1.02, (iv) any waiver of any of the Company’s rights hereunder, (v) any determination by the Company Board with respect to any Acquisition Proposal or Superior Proposal, or (vi) any determination by the Company Board to withdraw, modify or change its approval, adoption and recommendation of this Agreement or the Merger. For purposes of this Agreement, “Continuing Directors” shall mean the directors of the Company not affiliated with Parent who were not designated by Parent and (A) were also non-management directors of the Company on the date hereof, except that Martin F. Kahn shall not be deemed ineligible to serve as a Continuing Director as a result of his position as Interim Chief Executive Officer of the Company, or (B) were elected subsequent to the date hereof by, or on the recommendation of, (x) directors who were directors on the date hereof, or (y) the Continuing Directors. If no such directors are then in office, no action described in clauses (i) — (vi) of this paragraph (c) shall be taken.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

     6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a) To the extent stockholder approval is required by law for consummation of the Merger, the Company shall have obtained the Requisite Company Vote at the Stockholders Meeting in accordance with the DGCL and the Company Certificate and Company Bylaws.

          (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

          (c) All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

          (d) Any waiting period (and any extension thereof) under the HSR Act or merger control or competition Laws or regulations applicable to the consummation of the Merger shall have expired or terminated.

          (e) Merger Sub shall have accepted for purchase and purchased all of the Common Shares properly tendered and not withdrawn pursuant to the Offer.

ARTICLE 7

TERMINATION

     7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Merger Sub, acting under the direction of their respective boards of directors.

     7.02 Termination by Merger Sub, Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

          (a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Offer or the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

          (b) the Offer shall not have been consummated on or before August 27, 2004 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Offer to have been consummated on or before the Expiration Date;

          (c) there shall be any Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited, or materially limits the ownership of, or the operation of the assets of, the Company after the Closing Date; or

          (d) the Requisite Company Vote shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or at any adjournment or postponement thereof or by written consent; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(d) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.02(b).

     7.03 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board or the Special Committee, and the Merger and other Transactions may be abandoned at any time prior to the acceptance of and payment for Common Shares by Merger Sub in connection with the Offer, pursuant to and in accordance with Section 5.11(b) (provided that the Company concurrently with such termination made all payments to Merger Sub and Parent required by Section 7.05).

     7.04 Termination by Merger Sub or Parent. This Agreement may be terminated and the Offer, Merger and other Transactions may be abandoned by either Merger Sub or Parent:

          (a) at any time prior to the Effective Time, as a result of the failure to meet the Minimum Condition in the Offer;

          (b) at any time prior to the consummation of the Offer by Merger Sub, as a result of any of the conditions set forth in Annex A to this Agreement;

          (c) at any time prior to the consummation of the Offer by Merger Sub, as a result of a Material Adverse Effect to Company;

          (d) at any time prior to the Effective Time, if there shall have been a material breach by Company of any of its covenants or agreements contained in this Agreement, which breach (i) would result in a Material Adverse Effect to Company or have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the Transactions, (ii) if of a nature that it may be cured by the Company, has not been cured within 30 days after written notice thereof from Parent or Merger Sub, except for a material breach by the Company of Section 5.11, which must be cured within 48 hours after written notice thereof, and (iii) to the extent it occurred subsequent to the consummation of the Offer by Merger Sub, was not the result of any action or inaction on the part of Parent, Merger Sub, or Parent’s designees on the Company Board;

          (e) at any time prior to the Effective Time, the Company Board or the Special Committee shall have withdrawn or modified in a manner adverse to Parent their recommendation to stockholders regarding the approval of this Agreement and the Merger, or shall have approved or endorsed another Acquisition Proposal; or

          (f) at any time prior to the Effective Time, the U.S. Federal Reserve Board or any other federal Governmental Authority shall have declared a general banking moratorium or general suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States.

     7.05 Payment of Fees and Expenses

          (a) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.03; (ii) by Parent or Merger Sub pursuant to Section 7.04(d) due to a material breach by the Company of its obligations under Section 5.11 and, if such breach is of a nature that it may be cured by the Company, the Company does not cure such breach within 48 hours after notice of such breach; (iii) by Parent or Merger Sub pursuant to Section 7.04(e); or (iv) by Parent or Merger Sub pursuant to Section 7.04(a) (but only if within 12 months of termination, the Company enters into a definitive agreement with respect to, or otherwise consummates, a transaction similar in purpose or effect to the Transactions), then in any such event, the Company shall pay to Parent a termination fee equal to $3,000,000 in cash, plus the reimbursement of any and all Expenses (as defined below) incurred by Parent and Merger Sub up to a maximum of $1,000,000, plus any reasonable and documented fees or expenses incurred by Parent or Merger Sub in connection with any litigation or proceedings to collect any amount due and owing pursuant to this Section 7.05(a).

          (b) Any payment required to be made pursuant to paragraph (a) of this Section 7.05 shall be made to the Parent not later than two business days after delivery to the Company of notice of demand for payment, or, if earlier, upon the consummation of a transaction contemplated by Section 7.05(a)(iv) if such payment is required pursuant to Section 7.05(a)(iv); provided, that any such payment required pursuant to Section 7.05(a)(i) shall be made to Parent in accordance with the terms of Section 7.03 hereof. Any payment required to be made pursuant to paragraph (a) of this Section 7.05 shall be made to the Parent by wire transfer of immediately available funds to an account designated by the Parent in the notice of demand for payment delivered pursuant to this Section 7.05(b).

          (c) Parent has made to the Company prior to or concurrently with the execution of this Agreement a payment of $3,000,000, receipt of which is hereby acknowledged by the Company, for the purpose of reimbursing the Company for the termination fee incurred in connection with the Company’s termination of the ValueAct Agreement.

          (d) Except as otherwise set forth in Sections 5.03 and 7.05(a) above, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof. For the avoidance of doubt, Expenses of the Company shall not include any amounts paid pursuant to the ValueAct Agreement.

          (e) Except as set forth in Sections 7.06 and 8.11, the parties further agree that the fee and expense arrangements contemplated hereby shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates hereunder and shall serve as the sole and exclusive source of payment and remedy to satisfy any losses, liabilities, damages or claims that Parent, Merger Sub or their respective affiliates may have against the Company, its officers, directors, employees, agents, representatives or any of their respective affiliates on account of the termination of this Agreement for any reason. The fee and expense arrangements contemplated hereby shall be paid pursuant to this Section 7.05 regardless of any alleged breach, other than a willful or intentional breach, by Parent of its obligations hereunder, provided that no payment made by the Company pursuant to this Section 7.05 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof.

          7.06 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 7.05, 7.06, 8.02 and 8.07. Nothing contained in this Section 7.06 shall relieve any party hereto from liability for any willful breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

     8.01 Third-Party Beneficiaries. Except for the provisions of Section 5.07, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

     8.02 No Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2, Section 5.07, and Article 8 shall survive the Effective Time and those set forth in Sections 7.05 and 7.06 shall survive termination.

     8.03 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires the further approval by such stockholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

     8.04 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.05 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     8.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:

c/o infoUSA Inc.
5711 South 86th Circle
Omaha, NE 68127
Attention: Vinod Gupta, Chairman and Chief Executive Officer
Facsimile No.: (402) 339-0265

with a copy to:

Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN 55402-2015
Attention: Eric O. Madson, Esq.
Facsimile No.: (612) 339-4181

If to the Company:

OneSource Information Services, Inc.
300 Baker Avenue
Concord, MA 01742
Attention: Martin Kahn, Executive Chairman and Chief Executive Officer
Facsimile No.: (212) 751-3613

with copies to:

Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, MA 02110
Attention: Kathy A. Fields, Esq.
Facsimile No.: (617) 248-7100

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

     8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which when executed and delivered shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

     8.10 Certain Definitions. As used in this Agreement:

          (a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term “knowledge,” of any person which is not an individual means (i) with respect to the Company, the actual knowledge of such person’s executive officers and (ii) with respect to Parent and Merger Sub, the actual knowledge of such Person’s executive officers;

          (c) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

          (d) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (e) a “Material Adverse Effect,” with respect to the Company, shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which would have or would reasonably be expected to have a material adverse effect on (i) the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the Transactions; provided, however, that a Material Adverse Effect shall not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to (w) any changes in the market price or trading volume of the shares of Company Common Stock in the case of the Company, (x) conditions, events, or circumstances generally affecting the economy as a whole or the Company’s industry as a whole, (y) changes, effects or events resulting from or arising out of the public announcement of the execution of this Agreement, or (z) changes, effects or events caused by the taking of any action required or permitted by this Agreement or the taking of any action by the Company that has been approved in writing by Parent.

     8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except in such instances as this Agreement otherwise expressly provides for monetary damages, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.12 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     8.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     8.14 Submission to Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any party hereto may make service on any other Party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.06 above. Nothing in this Section 8.14, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

* * * * *

          IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

PARENT:

INFOUSA INC.

By:	/s/ Raj Das

Its:	Chief Financial Officer

MERGER SUB:

OSIS ACQUISITION CORP.

By:	/s/ Raj Das

Its:	Chief Financial Officer

COMPANY:

ONESOURCE INFORMATION SERVICES, INC.

By:	/s/ Martin F. Kahn

Its:	Chairman and Interim Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

The capitalized terms used in this Annex A shall have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of April 29, 2004, among Parent, Merger Sub and the Company (the “Agreement”) to which this Annex A is attached.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, subject to the terms of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Common Shares promptly after expiration or termination of the Offer), to pay for any Common Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Common Shares tendered, and may amend or terminate the Offer (if no Common Shares have theretofore been purchased or paid for) if, by the expiration of the Offer (as it may be extended in accordance with Section 1.01 of this Agreement) (i) the Minimum Condition shall not have been satisfied; (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated; or (iii) at any time on or after the date of the Agreement and before acceptance for payment of such Common Shares any of the following events shall occur:

     (A) A Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that is then in effect, or shall have taken action that has a reasonable likelihood of resulting in an Order, and such Order has (or if enacted, issued, promulgated, enforced or entered would reasonably be expected to have) the effect of (i) preventing or prohibiting consummation of the Offer or Merger, (ii) prohibiting or imposing any material limitation on the ownership or operation by Merger Sub, Parent, the Surviving Corporation or any of their respective subsidiaries of, or to compel Merger Sub, Parent, the Surviving Corporation or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, the Company or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other Transactions, or (iii) otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business or operations of the Company or its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated;

     (B) There shall have occurred any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market;

     (C) The representations and warranties of the Company set forth in the Agreement shall not be true and correct (i) as of the date of the Agreement and (ii) as of the date of the expiration of the Offer as though then made on and as of that date, except for those representations and warranties that address matters only as of a particular date (in which case such representations shall be true and correct as of such date); provided that, for purposes of this clause (C) and Sections 7.04(b) of the Agreement the representations and warranties shall be read as though none of them contained any Material Adverse Effect or materiality qualifications, and provided, further, that this condition shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Company Material Adverse Effect;

     (D) The U.S. Federal Reserve Board or any other federal Governmental Authority shall have declared a general banking moratorium or general suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States; or

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     (E) The Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Merger Sub and its affiliates and may be asserted by Merger Sub regardless of the circumstances (other than any action or inaction by Parent, Merger Sub or any of their affiliates) giving rise to any such condition or may be waived by Merger Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall forthwith be returned by the payment agent to the tendering stockholders.

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Glossary of Defined Terms

DEFINED TERM	LOCATION OF DEFINITION
Action	Section 3.12
affiliate	Section 8.10
Agent	Section 2.03
Acquisition Proposal	Section 5.11
Agreement	Recitals
Cash-Pay Options	Section 2.02
Cash-Pay Option Consideration	Section 2.02
Certificates	Section 2.03
Certificate of Merger	Section 1.02
Claim	Section 5.07
Closing	Section 1.07
Closing Date	Section 1.07
Code	Section 3.08
Common Shares	Section 1.01
Company	Recitals
Company Board	Section 1.01
Company Board Recommendation	Section 3.23
Company Bylaws	Section 3.01
Company Certificate	Section 3.01
Company Disclosure Schedule	Article 3
Company ESPP	Section 2.02
Company Intellectual Property	Section 3.10
Company Permits	Section 3.20
Company Plan	Section 3.15
Company Products	Section 3.10
Company Registered Intellectual Property	Section 3.10
Company Representatives	Section 5.04
Company SEC Documents	Section 3.07
Confidentiality Agreement	Section 5.04
Continuing Directors	Section 5.16
Contract	Section 3.16
Controlled Group Liability	Section 3.15
DGCL	Recitals
Dissenting Shares	Section 2.01
Dissenting Stockholder	Section 2.01
D&O Insurance	Section 5.07
Effective Time	Section 1.02
Environmental Laws	Section 3.21
Environmental Permit	Section 3.21
ERISA	Section 3.15
ERISA Affiliate	Section 3.15
Exchange Act	Section 1.01
Exercise Notice	Section 5.15
Expenses	Section 7.05
Expiration Date	Section 7.02
Financing	Section 5.13

DEFINED TERM	LOCATION OF DEFINITION
Foreign Antitrust Laws	Section 3.05
Governmental Authority	Section 3.05
Hazardous Materials	Section 3.21
HSR Act	Section 3.05
Indemnified Parties	Section 5.07
Intellectual Property	Section 3.10
knowledge	Section 8.10
Laws	Section 3.09
Losses	Section 5.07
Material Adverse Effect	Section 8.10
Merger	Section 1.01
Merger Consideration	Section 2.01
Merger Sub	Recitals
Merger Sub Common Stock	Section 2.01
Minimum Condition	Section 1.01
Multiemployer Plan	Section 3.15
Multiple Employer Plan	Section 3.15
NASD	Section 1.01
Nasdaq	Section 3.05
Notice Date	Section 5.15
Offer	Section 1.01
Offer Consideration	Section 1.01
Offer Documents	Section 1.01
on a fully diluted basis	Section 1.01
Option	Section 2.02
Option Termination Date	Section 5.15
Order	Section 6.01
Payment Fund	Section 2.03
Parent	Recitals
Parent Option Closing	Section 5.15
Parent Option Purchase Price	Section 5.15
Parent Option Shares	Section 5.15
Parent SEC Reports	Section 4.06
Parent Stock Option	Section 5.15
Patents	Section 3.10
Person	Section 8.10
Proxy Statement	Section 5.02
PTO	Section 3.10
Purchaser Disclosure Schedule	Article 4
Purchaser Material Adverse Effect	Section 4.01
Purchaser Representatives	Section 5.04
Qualified Plan	Section 3.15
Registered Intellectual Property	Section 3.10
Requisite Company Vote	Section 3.03
Rights	Section 3.04
Rights Plan	Section 2.02
Schedule 14D-9	Section 1.01
Schedule TO	Section 1.01
SEC	Section 1.01

DEFINED TERM	LOCATION OF DEFINITION
Securities Act	Section 3.07
Special Committee	Section 1.01
Stock Option Plans	Section 2.02
Stockholders Meeting	Section 5.02
subsidiary	Section 8.10
Superior Proposal	Section 5.11
Surviving Corporation	Section 1.01
Surviving Corporation Common Stock	Section 2.01
Takeover Statute	Section 3.26
Tax	Section 3.08
Tax Return	Section 3.08
Transactions	Section 2.01
ValueAct Agreement	Section 3.05
WARN Act	Section 3.17
Withdrawal Liability	Section 3.15